Exhibit 99.08

Pazoo Joins Forces With, and Signs, America's Fitness Ambassador and Celebrity Trainer Steve Jordan

CEDAR KNOLLS, N.J., April 3, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce Steve Jordan and Pazoo will join forces in public appearances, media broadcasts and instructional videos. America's Fitness Ambassador and Celebrity Trainer Steve Jordan will also join Pazoo's impressive panel of health and wellness experts.  It is also contemplated that he will eventually spearhead Pazoo Fitness.

Steve's drive to consistently raise the bar in his life, and in lives of others, can be shared out of his L.A. based private training center where he works with celebrities, including: Ann Curry, Dustin Hoffman, Colin Cowie, Ashley Greene, Jack Davenport, Amy Poehler, Ariana Huffington, Rocco Dispirito, Lisa Kudrow, Quincy Jones, Gerard Butler, Brad Paisley, Andy Dick, and Robin Tunney as well as athletes Scott Richmond and Barry Zito.  He also works with Fortune 100 companies and their executives, L.A.'s wealthiest, professional athletes and all who are looking to plug into his motivation, inspiration, and education.

Steve's ability to positively affect peoples' lives created momentum and recognition when he first embarked on his fitness career, which landed him a personal training position at the White House. He moved to NYC to work at Sports Club LA, Rockefeller Center where his clients included top executives and celebrities. While there, he gained more certifications, education and TV media on NBC, Oxygen, ABC and print media including Self, Fitness, and Men's Fitness.

Steve created The Posture Perfect Program™ featured in Men's Fitness as an alternative way to correct posture through foam rolling, stretching and exercise. His confidence in front of large audiences, along with his background in educating people, has secured a position as an educator for The National Academy of Sports Medicine and training Power Plate techniques to personal trainers, physical therapists, chiropractors and doctors.

Steve Jordan joined forces with Pazoo to expand his offering of a healthy way to live your life.  Through this joint outreach effort an exponentially larger audience will be reached.  It is the shared principals on the ways to improve your enjoyment from life through better information that brings Pazoo and Steve Jordan together.

Steve Jordan's credentials and certification include the National Academy of Sports Medicine, National Strength and Conditioning Association, American Council on Exercise, Power Plate Level 1,2,3, Corrective Exercise Specialist, Neuromuscular Therapy, and has his Bachelors of Science in Kinesiology from the University of Maryland. The addition of Steve Jordan to Pazoo will immediately enhance the Pazoo.com website, the Pazoo brand, and the overall Pazoo mission of health and wellness for all people and their pets.

America's Fitness Ambassador, Steve Jordan, commented, "We live in a world where there are more resources on the web than ever to find information about anything. It all can be very confusing. But there are very few websites like Pazoo that offer specific information and invaluable resources with reputable experts and governing body. I am excited and enthusiastic to motivate, inspire and educate the Pazoo audience."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website, www.pazoo.com, is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released April 3, 2013